Exhibit 4.1

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; THE ISSUE PRICE, AMOUNT OF ORIGINAL DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY WITH RESPECT TO THESE NOTES MAY BE OBTAINED BY WRITING TO THE CHIEF FINANCIAL OFFICER OF THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.7 OF THE SENIOR SUBORDINATED CONVERTIBLE NOTES AGREEMENT.

Senior Subordinated Convertible Notes due 2017

No. 1	$25,000,000*

DEERFIELD CAPITAL CORP.

promises to pay to BOUNTY INVESTMENTS, LLC, or its registered assigns, the principal sum of TWENTY FIVE MILLION DOLLARS* on December 9, 2017.

Interest Payment Dates:  January 1, April 1, July 1 and October 1

Record Dates:  December 15, March 15, June 15 and September 15

Dated: June 9, 2010

DEERFIELD CAPITAL CORP.

	By:	/s/ Jonathan Trutter
Name: Jonathan Trutter
Title: Chief Executive Officer

*As the same may be increased in accordance with the Schedule of Capitalization of PIK Interest attached hereto.

SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2017

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  WITH RESPECT TO ANY TRANSFER CONTEMPLATED BY CLAUSES (2)(B), (C), (D) OR (E) ABOVE, THE HOLDER SHALL BE REQUIRED TO DELIVER A LEGAL OPINION REASONABLY ACCEPTABLE IN FORM AND SUBSTANCE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.  IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE COMPANY.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Convertible Note Agreement referred to below unless otherwise indicated.

(i)            INTEREST.  Deerfield Capital Corp., a Maryland corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at the rate per annum specified in the next sentence from June 9, 2010 until maturity and shall pay the Special Interest, if any, payable pursuant to the Registration Rights Agreement referred to below.

Initially, the Interest Rate shall equal the Cash Interest Rate which is the per annum rate specified in the following table corresponding to the applicable Interest Period:

Period	Interest Rate
June 9, 2010 – June 8, 2012	8.00%
June 9, 2012 – June 8, 2013	9.00%
June 9, 2013 – June 8, 2014	10.00%
Thereafter	11.00%

To the extent the Company has made a PIK Election, then from and after such PIK Election the Interest Rate shall equal the PIK Interest Rate which is the per annum rate specified in the following table corresponding to the applicable Interest Period:

Period	Interest Rate
June 9, 2010 – June 8, 2012	10.00%
June 9, 2012 – June 8, 2013	11.00%
Thereafter	12.00%

For the avoidance of doubt, (i) if a PIK Election is made, then the PIK Interest Rate shall apply to the calculation of all interest due on the applicable Interest Payment Date, (ii) once a PIK Election has been made the PIK Interest Rate shall apply to all subsequent Interest Periods for all interest paid, whether in cash or in kind and (iii) any PIK Election made shall apply in the same percentage with respect to each Note then outstanding.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay interest and Special Interest, if any, quarterly in arrears on each January 1, April 1, July 1 and October 1 (each, an “Interest Payment Date”) commencing on the first such date after Closing.  Interest on the Notes will accrue from the most recent Interest Payment Date or, if no interest has been paid with respect to a Note, from the date of issuance of such Note.  Interest shall be paid in full in cash on each Interest Payment Date; provided that, at the Company’s election in its sole discretion (but subject to compliance with the requirements of this clause (c)), the Company may pay up to 50% of the interest payment due on any Interest Payment Date in PIK Interest.  “PIK Interest” shall mean the capitalizing of unpaid interest to the principal amount of the Notes or by paying interest in-kind in respect of the Notes by issuing additional Notes on each Interest Payment Date.  The Company’s ability to elect to pay PIK Interest is subject to the conditions set forth in Section 2.6(c) of the Convertible Note Agreement.

Notwithstanding the foregoing, commencing with the first “accrual period” (as defined for purposes of Section 163(i) of the Code) ending after the fifth year anniversary of the Closing Date and continuing with each subsequent accrual period thereafter, the Company shall pay in cash, on the first Business Day immediately preceding the end of such accrual period, an AHYDO Catch-Up Payment, which shall first be allocated to the accrued and unpaid original issue discount as of the applicable payment date.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of cash interest, capitalized PIK Interest and Special Interest, if any, to the extent lawful, at a rate per annum equal to the rate of interest then otherwise applicable to the

Notes plus 200 basis points (such 200-basis point increase, “Default Interest”).  Default Interest shall be payable on demand and may only be paid in cash.

(ii)           METHOD OF PAYMENT.  The Company will pay interest on the Notes (except Default Interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the Close of Business on the December 15, March 15, June 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.6(f) of the Convertible Note Agreement with respect to Default Interest.  The Notes will be payable as to principal, premium, if any, interest and Special Interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, interest and Special Interest, if any, on, all Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(iii)          PAYING AGENT AND REGISTRAR.  Initially, the Company will act as Paying Agent and Registrar.  The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.  Notwithstanding anything herein to the contrary, a Note shall be transferred (in whole or in part) only by the recordation of such transfer on the Register.

(iv)          CONVERTIBLE NOTE AGREEMENT.  The Company issued the Notes under a Senior Subordinated Convertible Note Agreement dated as of March 22, 2010 (the “Convertible Note Agreement”) among the Company and the Holders from time to time party thereto.  The terms of the Notes include those stated in the Convertible Note Agreement.  The Notes are subject to all such terms, and Holders are referred to the Convertible Note Agreement for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Convertible Note Agreement, the provisions of the Convertible Note Agreement shall govern and be controlling.  The Notes are unsecured senior subordinated obligations of the Company.  The Convertible Note Agreement does not limit the aggregate principal amount of Notes that may be issued thereunder.

(v)           OPTIONAL REDEMPTION.

The Notes will not be redeemable at the Company’s option prior to June 9, 2012.

On or after June 9, 2012, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus (i) if the redemption date is on or prior to June 9, 2013, the Interest Rate then in effect as an additional percentage of principal amount, (ii) if the redemption date is after June 9, 2013, but on or prior to June 9, 2014, one-half of the Interest Rate then in effect as an additional percentage of principal amount, in each case plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(vi)          MANDATORY REDEMPTION.  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(vii)         REPURCHASE AT THE OPTION OF HOLDER.  If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).  Within ten days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Convertible Note Agreement.

(viii)        NOTICE OF REDEMPTION.  At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.  Notes and portions of Notes selected will be in amounts of $1,000,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(ix)           DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form in denominations of $1,000,000 and integral multiples thereof; provided that the principal amount of Notes may cease to be in integral multiples of $1,000 in excess thereof to the extent the Company elects to pay PIK Interest.  The transfer of Notes is required to be recorded on a register and Notes may be exchanged as provided in the Convertible Note Agreement.  The Registrar and the Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by Law or permitted by the Convertible Note Agreement.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(x)            PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Convertible Note Agreement.

(xi)           AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Convertible Note Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Convertible Note Agreement or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, if any,  voting as a single class.  The Convertible Note Agreement may not be amended without the consent of Holders of Notes.

(xii)          DEFAULTS AND REMEDIES.  Events of Default include:  (i) default for 15 days after notice to the Company by the Holders of at least a majority in aggregate principal amount of the Notes in the payment when due of interest and Special Interest, if any, on, the Notes, whether or not prohibited by the subordination provisions of the Convertible Note Agreement; (ii) default after notice to the Company by the Holders of at least a majority in aggregate principal amount of the Notes in the payment when due (at maturity, upon redemption or otherwise) of the principal (including PIK Interest previously paid) of, or premium on, if any, the Notes, whether or not prohibited by the subordination provisions of the Convertible Note Agreement, (iii) failure by the Company or any of its Subsidiaries after notice to the Company by the Holders of at least a majority in aggregate principal amount of the Notes to comply with the provisions of Section 3.9 of the Convertible Note Agreement; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to the Company by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Convertible Note Agreement; (v) default under certain other agreements relating to Indebtedness of the Company which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity; (vi) failure by the Company or any of its Material Subsidiaries to pay certain final judgments, which judgments are not paid, discharged or stayed, for a period of 60 days after notice to the Company by the Holders of at least a majority in aggregate principal amount of the Notes and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries that is a Material Subsidiary or any group of Subsidiaries that, taken together, would constitute a Material Subsidiary.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary of the Company that is a Material Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Holders of at least 33 1/3% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to Designated Senior Debt is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under such Designated Senior Debt or (2) five Business Days after receipt by the Company of written notice of such acceleration.  Holders may not enforce the Convertible Note Agreement or the Notes except as provided in the Convertible Note Agreement.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Holders.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Convertible Note Agreement except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes (including in connection with an offer to purchase).  The Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Holders a statement specifying such Default or Event of Default.

(xiii)         SUBORDINATION.  Payment of principal of, premium on, if any, interest and Special Interest, if any, on, the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Convertible Note Agreement.

(xiv)        CONVERSION.  Subject to the provisions of the Convertible Note Agreement, this Note may be converted by the Holder at any time into shares of Common Stock of the Company at an initial Conversion Rate of 165.29 shares of Common Stock per $1,000 of principal amount of Notes.  The Conversion Rate is subject to adjustment for a number of events specified in Section 6 of the Convertible Note Agreement.  No fractional shares of Common Stock will be issued by the Company upon conversion of Notes, but instead the Company shall pay the Holder cash in respect of such fractional shares.

(xv)         NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator or stockholder of the Company, as such, will have any Liability for any obligations of the Company under the Notes, the Convertible Note Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such Liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive Liabilities under the federal securities Laws

(xvi)        ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(xvii)       ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED NOTES.  In addition to the rights provided to Holders of Notes under the Convertible Note Agreement, Holders of Restricted Notes will have all the rights set forth in the Registration Rights Agreement dated as of the Closing Date (as defined in the Convertible Note Agreement), among the Company and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company and the other parties thereto, relating to rights given by the Company to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(xviii)      GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE CONVERTIBLE NOTE AGREEMENT AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Convertible Note Agreement and/or the Registration Rights Agreement.  Requests may be made to:

Deerfield Capital Corp.

6250 North River Road

9th Floor

Rosemont, Illinois 60018

Attention:  Robert Contreras

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                              to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 3.8 of the Convertible Note Agreement, please check this box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.8 of the Convertible Note Agreement, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor).

Schedule of Capitalization of PIK Interest

The following increases to the principal amount of this Note have been made as a result of the capitalization of PIK Interest to the principal amount hereof:

Date of PIK Interest Payment	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such increase	Authorized officer that approved of this change (in Notice of PIK Election)